Exhibit 99.1

FOR IMMEDIATE RELEASE

NYSE: SRX

Contact: Laura Luke

(703) 803-1856

Laura_Luke@sra.com

Chief Operating Officer David A. Kriegman Retires From SRA

Fairfax, Virginia, August 28, 2006 — SRA International, Inc. (NYSE: SRX), a leading provider of technology and strategic consulting services and solutions to federal government organizations, today announced the retirement of David A. Kriegman, Chief Operating Officer (COO), effective September 15, 2006.

Renato A. DiPentima, SRA President and CEO, will assume COO duties until a successor is named.

Kriegman, SRA COO since January 1, 2005, previously served as Senior Vice President of the SRA Defense Sector. During his 23 years at SRA, he also served in a number of other leadership positions, including project manager for several major system and software development projects.

“Throughout his tenure, David has been an important part of the company’s success,” said DiPentima. “He has helped SRA expand current business, hire and retain talent, and lead important projects with customers across the federal government. We thank him for his contributions and wish him well in his future endeavors.”

Kriegman said, “I am privileged to have been part of the SRA team and to have played a leadership role in bringing the company into the top tier of federal government services providers. I have decided to retire from the company after 23 years to pursue other opportunities.”

About SRA International, Inc.

SRA is a leading provider of technology and strategic consulting services and solutions — including systems design, development, and integration; and outsourcing and managed services — to clients in national security, civil government, and health care and public health markets. The Company also delivers business solutions for contingency and disaster response planning, information assurance,

- more -

SRA International, Inc., Corporate Headquarters: 4300 Fair Lakes Court, Fairfax, Virginia 22033

Phone 703.803.1500    Fax 703.803.1509    www.sra.com

business intelligence, environmental strategies, enterprise architecture, infrastructure management, and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for seven consecutive years. The Company’s 4,900 employees serve clients from its headquarters in Fairfax, Virginia, and offices across the country. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts and other multiple-award contracts to grow our business, and other factors discussed in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006 filed with the Securities and Exchange Commission on August 25, 2006. In addition, the forward-looking statements included in this press release represent our views as of August 28, 2006. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to August 28, 2006.

#     #     #